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                                                                      EXHIBIT 23



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Helene Curtis Industries, Inc. on Form S-8 (File Nos. 33-4837, 33-27695 and 33-26922) of our reports dated April 4, 1994, on our audits of the consolidated financial statements and financial statement schedules of Helene Curtis Industries, Inc., as of February 28, 1994 and 1993 and for each of the three years in the period ended February 28, 1994, which reports are (a) incorporated by reference in this Annual Report on Form 10-K from the 1994 Annual Report to Stockholders of Helene Curtis Industries, Inc. on Page 33 therein and
(b) included in this Annual Report on Form 10-K.


BY (SIGNATURE)      s/COOPERS & LYBRAND
(NAME AND TITLE)    COOPERS & LYBRAND
                    Chicago, Illinois
DATE                May 27, 1994